FORM N-SAR
Exhibits 77E

MAINSTAY FUNDS TRUST
MainStay Absolute Return Multi-Strategy Fund
MainStay Tax Advantaged Short Term Bond
Fund

811-22321
For Period Ended 04/30/2016


On December 23, 2014, Cynthia Ann Redus-
Tarchis and others filed a complaint against New
York Life Investments in the United States District
Court for the District of New Jersey. The complaint was brought derivatively on behalf of the MainStay
Large Cap Growth Fund, the MainStay High Yield
Corporate Bond Fund, and another fund previously managed by New York Life investments and alleges that New York Life Investments violated Section
36(b) of the 1940 Act by charging excessive investment management fees. The plaintiffs seek monetary damages and other relief from New York
Life Investments. New York Life Investments believes that the case has no merit, and intends to vigorously defend the matter.

On May 6, 2015, a second amended complaint was filed which, among other things, added MainStay
High Yield Opportunities Fund as an additional
Fund on whose behalf the complaint was brought.
New York Life Investments filed a motion to dismiss the amended complaint. This motion was denied on October 28, 2015. New York Life
Investments filed an answer to the amended complaint on November 30, 2015. Discovery in the case has commenced.


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